UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2013

BIOJECT MEDICAL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-15360

Oregon	93-1099680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7180 SW Sandburg St., Suite 100 Tigard, Oregon	97223
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 692-8001

Former name or former address if changed since last report:

No Change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On February 15, 2013, Bioject Medical Technologies Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Mr. Mark Logomasini. The following summary of the Agreement should be read in conjunction with the complete terms of the Agreement attached hereto as Exhibit 10.1.

Pursuant to the Agreement, Mr. Logomasini will formally serve as the President and Chief Executive Officer of the Company effective February 15, 2013 and he will receive an annual salary of $240,000. Mr. Logomasini had been the acting President and Chief Executive Officer of the Company since November 11, 2011.

Mr. Logomasini was also granted a non-qualified stock option outside of, but on terms and conditions substantially identical to, the terms and conditions of the Company’s Restated 1992 Stock Incentive Plan, as amended, to purchase two million shares of the Company’s Common Stock (the “Option”). The exercise price of the Option shall be the closing price of the common stock reported on the Yahoo Finance website on the date of the Agreement, which was $0.06 per share. The Option will vest 1/3 annually on each of the first three anniversaries of the Agreement and have a term of 10 years.

Immediately prior to the consummation of a Change in Control, as defined in the Agreement, all outstanding stock options held by Mr. Logomasini shall vest and he will have until the 30th day following the date of such acceleration (but not later than the original term of the option) to exercise such options, at which time the options will terminate.

Mr. Logomasini is also eligible for incentive compensation on an annual basis, of up to 30% of his annual salary payable in cash or capital stock of the Company. The Compensation Committee of the Board of Directors of the Company shall establish annual, calendar performance goals for Mr. Logomasini prior to March 31 of each calendar year, pursuant to which Mr. Logomasini could receive all, part or none of a 30% award. The Compensation Committee shall ascertain the amount, if any, of Mr. Logomasini’s cash incentive compensation earned for each calendar year prior to February 28 of the year following such calendar year.

This Agreement has an initial term of one (1) year, subject to the early termination provisions set forth in the Agreement. Upon expiration of the initial term, this Agreement will be automatically extended for additional one-year terms unless Mr. Logomasini or the Company shall, upon 120 days written notice to the other, elect not to extend this Agreement for an additional one-year term.

Under certain conditions, Mr. Logomasini will receive severance benefits as follows:

•	three (3) months of Mr. Logomasini’s then-current Base Salary plus accrued and unused vacation (the “Severance Pay”); and

•

an amount equivalent to the premium Mr. Logomasini would pay if he were to elect to continue his group health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of three (3) months.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Mr. Logomasini, age 52, has been a director of the Company since December 2009. Mr. Logomasini brings significant experience in the defense and government sector to the Board. Mr. Logomasini is a partner in Foothill Scientific Associates, a company that provides business development and resource management services for Federal programs in the life sciences. From 2008 to 2010, Mr. Logomasini was Director of Business Development for the Government Sector Group of SAFC/Sigma-Aldrich Corporation where he was responsible for developing the strategic plan for Federal programs and coordinating business development activities across SAFC business units. Mr. Logomasini was formerly a Founder and the Chief Financial Officer/VP Business Development for Molecular Medicine BioServices, Inc., a contract biologics development and manufacturing organization acquired by Sigma-Aldrich in 2007. In that position, he had overall responsibility for finance during the company’s turnaround to profitability. He developed the capital structure and led the team that secured more than a dozen vaccine and therapeutic manufacturing awards from the Department of Defense and National Institute of Allergy and Infectious Diseases. Prior to Molecular Medicine, Mr. Logomasini was the President of Western Separations, a bioprocess equipment and sales company, which he sold in 2001. He holds a B.Sc. in Chemical Engineering from the Missouri School of Mines and an M.B.A. (with Honors) from the Merage School of Management at the University of California – Irvine.

There are no agreements or understandings between Mr. Logomasini and any other person regarding Mr. Logomasini’s selection as an executive officer. There are no family relationships between Mr. Logomasini and any other Director or officer of the Company.

There have been no transactions between the Company and Mr. Logomasini for which the amount exceeded $120,000, except for the following. On November 29, 2012, Mr. Logomasini loaned the Company $150,000, to be repaid from a financing planned by the Company. The financing closed on January 24, 2013 and the $150,000 plus interest of $3,940 was repaid by the Company, from the proceeds of the Company’s sale of Series H Preferred Stock. In addition, on January 24, 2013, Mr. Logomasini purchased 11,173 shares of the Company’s Series H preferred stock in exchange for $25,000 cash and cancellation of $86,733.87 of outstanding convertible debt and accrued interest (“the Additional Debt”), unrelated to the Loan, and cancellation of 78,948 warrants related to the Additional Debt. The Additional Debt was incurred on June 29, 2011 and the related warrants were issued by the Company on June 29, 2011 and December 29, 2011.

Additional information required by this Item 5.02 is included above under Item 1.01.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished herewith and this list is intended to constitute the exhibit index:

*10.1	Logomasini Executive Employment Agreement dated February 15, 2013.

*	Management or compensatory arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2013	BIOJECT MEDICAL TECHNOLOGIES INC.
(Registrant)

/s/ Christine Farrell
Christine Farrell
Vice President of Finance
(Principal Financial Officer)

3